EXHIBIT 99
FOR IMMEDIATE RELEASE

TRISTATE CAPITAL REPORTS FIRST QUARTER 2021 RESULTS INCLUDING EPS OF $0.35,
NET INCOME GROWTH, AND RECORD LEVELS OF PRE-TAX INCOME, NET INTEREST INCOME,
ASSETS UNDER MANAGEMENT, LOANS AND DEPOSITS

-- Breakout quarter for investment management business with growth in fees, net inflows and AUM, while double-digit annual loan growth was achieved with the second consecutive quarter of net interest margin expansion --

PITTSBURGH, April 21, 2021 - TriState Capital Holdings, Inc. (Nasdaq: TSC) reported first quarter 2021 financial results including net income growth, record pre-tax income and net interest income, net interest margin expansion, and all-time-high levels of assets under management (AUM), loans and deposits.

The parent company of TriState Capital Bank and Chartwell Investment Partners grew net income available to common shareholders to $13.1 million in the first quarter of 2021, up 20.2% from $10.9 million in the first quarter of 2020 and up 23.7% from $10.6 million in the fourth quarter of 2020.

The company earned $0.35 per diluted share in the first quarter of 2021, compared to $0.38 in the first quarter of 2020 and $0.37 in the fourth quarter of 2020. First quarter 2021 results reflect a significantly higher number of diluted average shares outstanding and a $1.1 million increase in preferred dividends, compared to the linked quarter, both resulting from the company’s December 30, 2020 private placement of $105 million of common stock, convertible preferred stock and warrants.

“TriState Capital’s ability to surpass $10 billion in assets and $11 billion in AUM reflects our success in building the TriState Capital brand and driving meaningful demand for our core investment management, private banking and commercial banking offerings, with each of these businesses contributing to our exceptional growth in net income, as well as record pre-tax income and total revenue in the first quarter,” Chairman and Chief Executive Officer James F. Getz said. “Chartwell experienced a breakout quarter, generating impressive investment performance, investment management fee growth, and strong net inflows of client assets. TriState Capital Bank also expanded net interest margin and grew net interest income through continued growth in private banking loans and in-market commercial lending in the quarter. We continue to anticipate strong and responsible top- and bottom-line growth in 2021, based on our robust new-business pipelines, agile funding mechanism, financial services distribution capability and strong risk management as we enter a more favorable economic and credit environment.”

FIRST QUARTER 2021 HIGHLIGHTS
•Chartwell grew investment management fees by 17.8% from the year-ago quarter and 5.1% from the linked quarter, generated $507.0 million in net client inflows, and grew AUM by 34.6% from March 31, 2020 and 9.2% during the quarter to a record $11.20 billion.
•Net interest income (NII) grew to a record $38.7 million, up 10.7% from the year-ago quarter and 7.2% from the linked quarter on record average earning assets, lower funding costs and the second consecutive quarter of net interest margin (NIM) expansion.
•Private banking loans primarily collateralized by marketable securities and other liquid assets represented 59.2% of total loans at period end, growing 29.1% from March 31, 2020 and 5.1% during the quarter.
•Commercial loans increased by 14.7% from March 31, 2020 and 1.7% during the quarter, based on expansion with core clients and select new prospects in core products, with no lending under the Paycheck Protection Program.
•The company maintained superior credit quality metrics, including period-end non-performing assets (NPAs) representing 0.24% of total assets, non-performing loans (NPLs) representing 0.27% of total loans, adverse-rated credits representing 0.60% of total loans, and COVID-19 deferral levels declining to 0.7% of total loans.
•Operating expenses increased 7.3% from the year-ago quarter and declined 9.2% from the linked quarter, as the company continued to invest in talent and technology to support scalable growth, product innovation, and the client experience for high-net-worth individuals, middle-market companies, financial services firms and advisors.

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REVENUE GROWTH
NII grew to a record $38.7 million in the first quarter of 2021, increasing 10.7% from $34.9 million in the year-ago quarter and 7.2% from $36.1 million in the fourth quarter of 2020. TriState Capital’s NIM expanded for the second consecutive quarter to 1.59% for the first quarter of 2021. By comparison, the company reported NIM of 1.84% for the first quarter of 2020 and 1.53% in the fourth quarter of 2020.

Non-interest income totaled $13.7 million in the first quarter of 2021, compared to $13.3 million in the same period the year prior and $14.0 million in the linked quarter. Chartwell investment management fees grew to $9.0 million in the first quarter of 2021, up 17.8% from $7.6 million in the same period the prior year and 5.1% from $8.6 million in the linked quarter, reflecting market appreciation and positive net inflows of client assets. Fees from the bank’s back-to-back, loan-level interest rate swap offering for clients totaled $2.7 million in the first quarter of 2021, compared to $4.4 million in the prior year quarter and $4.1 million in the linked quarter.

NII and non-interest income, excluding net gains and losses on the sale of debt securities, combined to generate record total revenue of $52.3 million for the first quarter of 2021, increasing from $48.2 million in the year-ago period and $49.9 million in the linked quarter. Total revenue, which is not a financial metric under generally accepted accounting principles (GAAP), is a measure that TriState Capital has consistently utilized to provide a greater understanding of its significant fee-generating businesses. Non-interest income represented 26.1% of total revenue in the first quarter of 2021 when excluding net gains on the sale of securities, compared to 27.5% from the year-ago period and 27.8% from the linked quarter.

EXPENSES IN LINE WITH EXPECTATIONS
TriState Capital continues to invest in talent, technology and risk and compliance management to support the continued responsible growth of its businesses and balance sheet, to provide a premier client experience, and to scale its efficient branchless operating model.

First quarter 2021 non-interest expense of $31.3 million was in-line with the company’s expectations, increasing 7.3% from $29.1 million in the year-ago period and decreasing 9.2% from $34.4 million in the linked quarter. TriState Capital continues to maintain its goal of annual operating expense growth of 10% to 12% for full-year 2021.

Operating expenses continue to be favorably impacted by what are expected to be sustainable reductions in annual Federal Deposit Insurance Corporation (FDIC) insurance expense as a percentage of average assets, as compared to prior years. FDIC insurance expense was $1.1 million in the first quarter of 2021, or an annualized 0.04% of average assets, compared to $2.2 million, or 0.11%, in the same period the prior year, and $1.9 million, or 0.08%, in the linked quarter.

TriState Capital Bank’s efficiency ratio for the first quarter of 2021 was 50.59%, compared to 51.86% in the first quarter of 2020 and 60.95% in the linked quarter. The efficiency ratio, which is a non-GAAP financial metric utilized to provide a greater understanding of a bank’s level of non-interest expense as a percentage of total revenue.

TriState Capital continued to maintain a low annualized non-interest expense to average assets ratio of 1.24% in the first quarter of 2021, compared to 1.47% in the first quarter of 2020 and 1.40% in the linked quarter.

Pre-tax, pre-provision net revenue was a record $21.0 million in the first quarter of 2021, compared to $19.0 million in the year-ago period and $15.5 million in the linked quarter. Pre-tax, pre-provision net revenue is a non-GAAP financial metric representing net income, without giving effect to loan loss provision and income taxes, and excluding gains and losses on the sale and call of investment securities.

Income before tax was a record $20.8 million in the first quarter of 2021, compared to $16.1 million in the first quarter of 2020 and $12.7 million in the linked quarter.

TriState Capital’s effective tax rate was 22.1% for the first quarter of 2021. The company’s effective tax rate is impacted by certain factors including the number, timing and size of tax credit investments, as well as the proportion of

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consolidated earnings attributed to investment management. The company’s 2021 effective tax rate, based on factors including anticipated tax credit investment opportunities, is currently expected to be in the high teens.

Net income available to common shareholders and earnings per share in the first quarter of 2021 are net of $3.1 million in dividends payable to holders of the company’s Series A, Series B and Series C Non-Cumulative Perpetual Preferred Stock.

INVESTMENT MANAGEMENT
A combination of investment performance, strong client relationships and a robust new business effort contributed to the fourth consecutive quarter of positive net inflows, totaling $507.0 million for the three months ending March 31, 2021. In addition, Chartwell currently has in excess of $100 million in commitments from institutional investors in its new business pipeline.

Chartwell’s new business and new flows from existing accounts of $956.0 million and market appreciation of $433.0 million more than offset outflows of $449.0 million in the first quarter of 2021. Chartwell’s assets under management grew to $11.20 billion at March 31, 2021, increasing 34.6% from $8.32 billion on March 31, 2020 and 9.2% from $10.26 billion on December 31, 2020.

Annual run-rate revenue grew to $38.8 million as of March 31, 2021, increasing 9.1% from December 31, 2020. Chartwell’s weighted average fee rate was 0.35% at March 31, 2021. Investment management fee revenue was $9.0 million in the first quarter of 2021, compared to $7.6 million in the first quarter of 2020 and $8.6 million in the fourth quarter of 2020.

Initiatives to enhance Chartwell profitability continue to be reflected in the segment’s moderating expenses. Chartwell segment expenses were $7.9 million in the first quarter of 2021, compared to $7.1 million in the first quarter of 2020 and $7.7 million in the fourth quarter of 2020.

ORGANIC LENDING FRANCHISE GROWTH
TriState Capital’s client engagement and distribution capabilities continued to drive the organic growth of both sides of its balance sheet by expanding the number and depth of its premier relationships with high-quality middle-market commercial customers, as well as expanding the number of high-net-worth clients the bank serves through its national referral network of investment advisors and other financial intermediaries.

Average loans totaled a record $8.28 billion in the first quarter of 2021, growing 24.0% from $6.67 billion in the prior year period and 5.3% from $7.86 billion in the linked quarter. Period-end loans totaled a record $8.54 billion on March 31, 2021, growing $1.59 billion, or 22.8%, from March 31, 2020, and $305.8 million, or 3.7%, from December 31, 2020.

TriState Capital continued to fortify its position as the nation’s leading independent provider of marketable securities-backed loans for clients of independent investment advisory and other financial services firms. Private banking loans totaled a record $5.05 billion at March 31, 2021, increasing $1.14 billion, or 29.1%, from one year prior and $245.8 million, or 5.1%, from the end of the linked quarter.

The company continued to grow relationships with top-quality middle-market sponsors and businesses, driving originations of commercial and industrial (C&I) and commercial real estate (CRE) loans while managing credit quality within the portfolio. Commercial loans totaled $3.49 billion at March 31, 2021, increasing $447.0 million, or 14.7%, from one year prior and $59.9 million, or 1.7%, from the end of the linked quarter.

C&I loans grew to $1.25 billion at March 31, 2021, increasing $58.1 million, or 4.9%, from one year prior. C&I loans decreased $24.9 million, or 2.0%, from December 31, 2020, as new loan originations and draws were offset by paydowns on revolving credit lines following record C&I growth of $135.9 million in the fourth quarter of last year.

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CRE loans grew to $2.24 billion at March 31, 2021, increasing $388.9 million, or 21.0%, from one year prior and $84.9 million, or 3.9%, from the end of the linked quarter. CRE loans represented 26.2% of total period-end loans.

STRATEGIC DEPOSIT AND LIQUIDITY MANAGEMENT FRANCHISE EXPANSION
TriState Capital continues to deliver growth on its agile liquidity management services franchise, which creates meaningful client relationships and provides highly responsive funding. The bank is winning new business and enhancing the breadth and depth of existing client relationships with its nationally distributed service and deposit liquidity management offerings for financial services businesses, payroll and other specialized payment processors, high-net-worth individuals, family offices, middle market companies, professional service firms, municipalities and non-profits.

Average deposits totaled a record $8.85 billion in the first quarter of 2021, growing 31.0% from $6.76 billion in the first quarter of last year and 4.9% from $8.44 billion in the linked quarter. Period-end deposits totaled a record $9.25 billion at March 31, 2021, growing $1.47 billion, or 18.9%, from March 31, 2020, and $760.9 million, or 9.0%, from December 31, 2020.

Treasury management deposit accounts totaled $1.82 billion at March 31, 2021, increasing $707.6 million, or 63.9%, from March 31, 2020 and $357.4 million, or 24.5%, from December 31, 2020.

The bank’s loan-to-deposit ratio at March 31, 2021 was 92.36%, compared to 89.40% at March 31, 2020 and 97.04% at December 31, 2020.

INTEREST RATE MANAGEMENT
TriState Capital continues to maintain a balance sheet with significant flexibility to manage interest rate dynamics, while offering attractive deposit and loan pricing to clients. Ultimately, the bank continues to favor an asset-neutral to asset-sensitive approach over the long term.

Investment securities totaled a record $1.23 billion at March 31, 2021, up 102.9% from March 31, 2020 and 46.1% from December 31, 2020.

Most of TriState Capital’s non-fixed rate deposits use the Effective Fed Funds Rate or another benchmark as reference points, and the remaining non-fixed rate deposits are priced at rates set with bank discretion. Total cost of funds for all deposits and interest-bearing liabilities averaged 0.59% during the first quarter of 2021, compared to 1.64% in the same period last year and 0.67% in the linked quarter. The total cost of deposits averaged 0.49% during the first quarter of 2021, compared to 1.62% in the same period last year and 0.57% in the linked quarter.

At March 31, 2021, 95% of the bank’s loans were floating rate and indexed to 30-day LIBOR or the Prime Rate. TriState Capital continued to constructively use interest rate floors on existing and new variable rate loans throughout the first quarter of 2021.

The yield on total loans averaged 2.41% during the first quarter of 2021, compared to 3.55% in the prior year period and 2.44% in the linked quarter. Loan yields resulted from trends in 30-day LIBOR which declined approximately 3 basis points during the first quarter of 2021, as well as an overall focus on premier relationships and product types, variable rate pricing, and strong asset quality.

ASSET QUALITY
TriState Capital maintained strong asset quality metrics in the first quarter of 2021, reflecting its disciplined credit culture and the majority of its private banking non-purpose margin loans collateralized by marketable securities. Private banking grew to represent 59.2% of the total loan portfolio at March 31, 2021, while CRE and C&I comprised 26.2% and 14.6% of total loans, respectively.

COVID-19 deferral levels have declined to eight loans representing $62.1 million or 0.7% of total loans on March 31, 2021 from 13 loans representing $84.5 million or 1.0% of total loans on December 31, 2020.

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The allowance for credit losses on loans and leases (ACL) was $34.6 million at March 31, 2021, compared to $17.3 million at March 31, 2020 and $34.6 million at December 31, 2020. ACL represented 0.99% of commercial loans at period end, excluding private banking loans primarily collateralized by liquid, marketable securities that do not require a reserve, compared to 0.57% at March 31, 2020 and 1.01% at December 31, 2020. As a percentage of total loans, ACL was 0.41% at March 31, 2021, 0.25% at March 31, 2020 and 0.42% at December 31, 2020.

TriState Capital’s net charge offs (NCOs) were $199,000 in the first quarter of 2021, or 0.01% of total average loans of $8.28 billion. Net recoveries were $203,000 in the year-ago quarter and $109,000 in the linked quarter.

NPAs were $25.5 million, or 0.24% of total assets, at March 31, 2021, compared to $4.4 million, or 0.05%, at March 31, 2020 and $12.4 million, or 0.13%, at December 31, 2020. NPLs were $22.7 million, or 0.27% of total loans, at March 31, 2021, compared to $184,000, or 0.00%, at March 31, 2020 and $9.7 million, or 0.12%, at December 31, 2020.

NPAs and NPLs increased by $13.0 million in the first quarter of 2021, primarily in connection with two unrelated commercial loans that were moved to nonperforming status as the borrowers managed through issues that are believed to be unique to each of the real estate clients’ individual circumstances. The bank believes it is adequately reserved for these NPLs.

Total adverse-rated credits, including NPLs, were $50.9 million, or 0.60% of total loans, at March 31, 2021, compared to $34.6 million, or 0.50%, at March 31, 2020 and $51.3 million, or 0.62%, at December 31, 2020.

TriState Capital recorded provision expense for credit loss of $224,000 in the first quarter of 2021. The bank recorded provision expense of $3.0 million in the first quarter of 2020 and $3.0 million in the linked quarter.

CAPITAL STRENGTH AND EFFICIENCY
The company’s strong balance sheet included $1.68 billion in cash, equivalents and securities at March 31, 2021. Cash, equivalents, securities and private banking loans -- which are primarily collateralized by marketable securities that are monitored daily, liquid and subject to favorable treatment under regulatory capital requirements -- represented 63.71% of total assets at the end of the first quarter of 2021.

As of March 31, 2021, estimated regulatory capital ratios for TriState Capital Holdings were 14.18% for total risk-based capital, 12.08% for tier 1 risk-based capital, 9.10% for common equity tier 1 risk-based capital, and 7.13% for tier 1 leverage. For TriState Capital Bank, the estimated capital ratios were 13.49% for total risk-based capital, 12.98% for tier 1 risk-based capital, 12.98% for common equity tier 1 risk-based capital, and 7.65% for tier 1 leverage.

The ratio of common shareholders’ equity excluding intangible assets, or tangible common equity (TCE), to total assets excluding intangible assets was 5.07% on March 31, 2021. The TCE ratio was 9.78% excluding private banking loans primarily collateralized by liquid, marketable securities on March 31, 2021. The TCE ratio and TCE ratio excluding private banking loans are non-GAAP metrics utilized to provide a greater understanding of the capital adequacy of financial services companies.

CONFERENCE CALL
As previously announced, TriState Capital will hold a conference call tomorrow to review its financial results and operating performance.

The live conference call on April 22 will be held at 8:30 a.m. ET. Telephone participants may avoid any delays by pre-registering for the call using the link https://dpregister.com/sreg/10153301/e511b6f47f to receive a special dial-in number and PIN. Telephone participants who are unable to pre-register should dial in at least 10 minutes prior to the call and request the “TriState Capital investor call.” The call may be accessed by dialing 888-339-0757 from the United States or Canada, and 412-902-4194 from other international locations.

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The live conference call will also be available through an audio webcast accessible at https://services.choruscall.com/links/tsc210422.html or https://investors.tristatecapitalbank.com. These links may also be used to access an archived replay of the conference call.

A telephone replay of the call will be available approximately one hour after the end of the conference through April 29. The replay may be accessed by dialing 877-344-7529 from the United States, 855-669-9658 from Canada, or 412-317-0088 from other international locations, and entering the conference number 10153301.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. (Nasdaq: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary had $10.49 billion in assets as of March 31, 2021, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Edison, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Its Chartwell Investment Partners subsidiary had $11.20 billion in assets under management as of March 31, 2021, and serves institutional clients and TriState Capital’s financial intermediary network. For more information, please visit http://investors.tristatecapitalbank.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect TriState Capital’s current views with respect to, among other things, future events and the company’s financial performance, as well as the company’s goals and objectives for future operations, financial and business trends, business prospects and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other measures of future financial or business performance, strategies or expectations. These statements are often, but not always, made through the use of words or phrases such as “achieve,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “maintain,” “may,” “opportunity,” “outlook,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “sustain,” “target,” “trend,” “will,” “will likely result,” and “would,” or the negative versions of those words or other comparable statements of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about TriState Capital’s industry and beliefs or assumptions made by management, many of which, by their nature, are inherently uncertain. Although TriState Capital believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Accordingly, TriState Capital cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that change over time and are difficult to predict, including, but not limited to, the following:
•risks associated with the COVID-19 pandemic and their expected impact and duration, including effects on TriState Capital’s operations, its clients, economic conditions and the demand for its products and services;
•TriState Capital’s ability to prudently manage its growth and execute its strategy, including the successful integration of past and future acquisitions, its ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and manage customer disintermediation;
•deterioration of TriState Capital’s asset quality;
•TriState Capital’s level of non-performing assets and the costs associated with resolving problem loans, including litigation and other costs;
•possible additional loan and lease losses and impairment, changes in the value of collateral securing TriState Capital’s loans and leases and the collectability of loans and leases, particularly as a result of the COVID-19 pandemic and the programs implemented by the Coronavirus Aid, Relief, and Economic Security Act, including its automatic loan forbearance provisions;
•possible changes in the speed of loan prepayments by customers and loan origination or sales volumes;
•business and economic conditions generally and in the financial services industry, nationally and within TriState Capital’s local market areas, including the effects of an increase in unemployment levels, slowdowns in economic growth and changes in demand for products or services or the value of assets under management;
•TriState Capital’s ability to maintain important deposit customer relationships, its reputation and otherwise avoid liquidity risks;
•changes in management personnel;
•TriState Capital’s ability to recruit and retain key employees;

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•volatility and direction of interest rates;
•risks related to the phasing out of LIBOR and changes in the manner of calculating reference rates, as well as the impact of the phase out of LIBOR and introduction of alternative reference rates on the value of loans and other financial instruments we hold that are linked to LIBOR;
•changes in accounting policies, accounting standards, or authoritative accounting guidance, including the CECL model;
•any impairment of TriState Capital’s goodwill or other intangible assets;
•TriState Capital’s ability to develop and provide competitive products and services that appeal to its customers and target markets;
•TriState Capital’s ability to provide investment management performance competitive with its peers and benchmarks;
•fluctuations in the carrying value of the assets under management held by Chartwell Investment Partners, LLC, the company’s registered investment advisor subsidiary, as well as the relative and absolute investment performance of such subsidiary’s investment products;
•operational risks associated with TriState Capital’s business, including technology and cyber-security related risks;
•increased competition in the financial services industry, particularly from regional and national institutions;
•negative perceptions or publicity with respect to any products or services offered by TriState Capital;
•adverse judgments or other resolution of pending and future legal proceedings, and costs incurred in defending such proceedings;
•changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters, including economic stimulus programs, and potential expenses associated with complying with such laws and regulations;
•TriState Capital’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms;
•regulatory limits on TriState Capital’s ability to receive dividends from its subsidiaries and pay dividends to shareholders;
•changes and direction of government policy towards and intervention in the U.S. financial system;
•natural disasters and adverse weather, acts of terrorism, regional or national civil unrest, cyber-attacks, an outbreak of hostilities, a public health outbreak (such as COVID-19) or other international or domestic calamities, and other matters beyond TriState Capital’s control;
•the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory or compliance risk resulting from developments related to any of the risks discussed above; and
•other factors that are discussed in TriState Capital’s filings with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if TriState Capital’s underlying assumptions prove to be incorrect, actual results may differ materially from what the company anticipates. Accordingly, readers should not place undue reliance on any such forward-looking statements. New factors emerge from time to time, and it is not possible for TriState Capital to predict which will arise. Any forward-looking statement speaks only as of the date on which it is made, and TriState Capital does not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. In addition, TriState Capital cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL DISCLOSURES
This news release and the accompanying tables contain certain financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). Specifically, TriState Capital reviews and reports tangible common equity, tangible book value per common share, tangible assets, tangible assets excluding private banking loans, tangible common equity ratio, tangible common equity ratio excluding private banking loans, EBITDA, total revenue, pre-tax, pre-provision net revenue and efficiency ratio. Although TriState Capital believes these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Where non-GAAP disclosures are used, the most directly comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found within this news release and in the reconciliation tables accompanying this news release.

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MEDIA CONTACT
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

INVESTOR RELATIONS CONTACT
Lambert
Jeff Schoenborn and Kate Croft
888-609-8351
TSC@lambert.com

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TRISTATE CAPITAL HOLDINGS, INC.
BALANCE SHEET DATA (UNAUDITED)

	As of
	March 31,	December 31,	March 31,
(Dollars in thousands)	2021	2020	2020
Cash and cash equivalents	$446,484	$435,442	$1,010,128
Total investment securities	1,231,074	842,545	606,736
Loans and leases held-for-investment	8,543,182	8,237,418	6,958,149
Allowance for credit losses on loans and leases	(34,644)	(34,630)	(17,304)
Loans and leases held-for-investment, net	8,508,538	8,202,788	6,940,845
Goodwill and other intangibles, net	63,433	63,911	65,352
Other assets	315,621	352,130	367,000
Total assets	$10,565,150	$9,896,816	$8,990,061

Deposits	$9,250,019	$8,489,089	$7,782,759
Borrowings, net	345,547	400,493	330,000
Other liabilities	195,298	250,089	262,922
Total liabilities	9,790,864	9,139,671	8,375,681

Preferred stock	178,243	177,143	116,079
Common shareholders’ equity	596,043	580,002	498,301
Total shareholders’ equity	774,286	757,145	614,380

Total liabilities and shareholders’ equity	$10,565,150	$9,896,816	$8,990,061

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TRISTATE CAPITAL HOLDINGS, INC.
INCOME STATEMENT DATA (UNAUDITED)

	For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2021	2020	2020
Interest income:
Loans and leases	$49,186	$48,288	$58,918
Investments	2,646	2,504	3,901
Interest-earning deposits	160	218	1,383
Total interest income	51,992	51,010	64,202

Interest expense:
Deposits	10,754	12,107	27,244
Borrowings	2,582	2,839	2,036
Total interest expense	13,336	14,946	29,280
Net interest income	38,656	36,064	34,922
Provision for credit losses	224	2,972	2,993
Net interest income after provision for credit losses	38,432	33,092	31,929
Non-interest income:
Investment management fees	9,000	8,564	7,638
Service charges on deposits	316	309	213
Net gain (loss) on the sale and call of debt securities	(1)	133	57
Swap fees	2,711	4,095	4,373
Commitment and other loan fees	326	453	419
Other income	1,299	449	616
Total non-interest income	13,651	14,003	13,316
Non-interest expense:
Compensation and employee benefits	19,921	18,658	17,446
Premises and equipment expense	1,406	1,486	1,386
Professional fees	1,324	2,026	1,470
FDIC insurance expense	1,125	1,920	2,170
General insurance expense	298	308	262
State capital shares tax expense	650	605	383
Travel and entertainment expense	441	688	864
Technology and data services	3,100	3,509	2,304
Intangible amortization expense	478	478	502
Marketing and advertising	684	708	613
Other operating expenses	1,851	4,049	1,744
Total non-interest expense	31,278	34,435	29,144
Income before tax	20,805	12,660	16,101
Income tax expense	4,605	50	3,206
Net income	$16,200	$12,610	$12,895
Preferred stock dividends	3,059	1,987	1,962
Net income available to common shareholders	$13,141	$10,623	$10,933

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2021	2020	2020
Per share and share data:
Earnings per common share:
Basic	$0.36	$0.37	$0.39
Diluted	$0.35	$0.37	$0.38
Book value per common share	$17.97	$17.78	$16.74
Tangible book value per common share (1)	$16.06	$15.82	$14.55
Common shares outstanding, at end of period	33,160,605	32,620,150	29,762,578
Weighted average common shares outstanding:
Basic	31,224,474	28,378,695	28,180,589
Diluted	32,187,034	28,867,958	28,844,844

Performance ratios:
Return on average assets (2)	0.64%	0.51%	0.65%
Return on average common equity (2)	9.06%	7.87%	8.59%
Net interest margin (2) (3)	1.59%	1.53%	1.84%
Total revenue (1)	$52,308	$49,934	$48,181
Pre-tax, pre-provision net revenue (1)	$21,030	$15,498	$19,037
Bank efficiency ratio (1)	50.59%	60.95%	51.86%
Non-interest expense to average assets (2)	1.24%	1.40%	1.47%

Asset quality:
Non-performing loans	$22,727	$9,680	$184
Non-performing assets	$25,451	$12,404	$4,434
Other real estate owned	$2,724	$2,724	$4,250
Non-performing assets to total assets	0.24%	0.13%	0.05%
Non-performing loans to total loans	0.27%	0.12%	—%
Allowance for credit losses on loans and leases	0.41%	0.42%	0.25%
Allowance for credit losses on loans and leases to non-performing loans	152.44%	357.75%	9,404.35%
Net charge-offs (recoveries)	$199	$(109)	$(203)
Net charge-offs (recoveries) to average total loans (2)	0.01%	(0.01)%	(0.01)%

Capital ratios: (4)
Tier 1 leverage ratio	7.13%	7.29%	7.19%
Common equity tier 1 risk-based capital ratio	9.10%	8.99%	8.81%
Tier 1 risk-based capital ratio	12.08%	11.99%	11.07%
Total risk-based capital ratio	14.18%	14.12%	11.42%
Bank tier 1 leverage ratio	7.65%	7.83%	7.36%
Bank common equity tier 1 risk-based capital ratio	12.98%	12.89%	11.34%
Bank tier 1 risk based capital ratio	12.98%	12.89%	11.34%
Bank total risk-based capital ratio	13.49%	13.41%	11.69%

Investment Management Segment:
Assets under management	$11,203,000	$10,263,000	$8,323,000
EBITDA (1)	$1,916	$1,675	$1,217

(1)    These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.
(2)    Ratios are annualized.
(3)    Net interest margin is calculated on a fully taxable equivalent basis.
(4)    Capital ratios are estimated until regulatory reports are filed.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)
Assets
Interest-earning deposits	$555,427	$158	0.12%	$671,922	$216	0.13%	$464,302	$1,363	1.18%
Federal funds sold	10,557	2	0.08%	8,236	2	0.10%	7,099	20	1.13%
Debt securities available-for-sale	348,835	(267)	(0.31)%	578,021	676	0.47%	281,870	2,044	2.92%
Debt securities held-to-maturity	637,719	2,737	1.74%	227,465	1,633	2.86%	201,754	1,488	2.97%
Debt securities trading	315	1	1.29%	2,126	4	0.75%	230	1	1.75%
FHLB stock	11,551	182	6.39%	13,284	199	5.96%	20,179	398	7.93%
Total loans and leases	8,276,059	49,186	2.41%	7,858,368	48,288	2.44%	6,672,692	58,918	3.55%
Total interest-earning assets	9,840,463	51,999	2.14%	9,359,422	51,018	2.17%	7,648,126	64,232	3.38%
Other assets	375,418			405,461			312,447
Total assets	$10,215,881			$9,764,883			$7,960,573

Liabilities and Shareholders’ Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$3,065,983	$2,793	0.37%	$2,949,908	$3,280	0.44%	$1,473,614	$5,214	1.42%
Money market deposit accounts	4,345,454	5,964	0.56%	4,027,298	6,120	0.60%	3,548,965	14,655	1.66%
Certificates of deposit	1,012,861	1,997	0.80%	1,003,219	2,707	1.07%	1,383,036	7,375	2.14%
Borrowings:
FHLB borrowings	253,889	1,072	1.71%	300,000	1,384	1.84%	421,923	2,035	1.94%
Line of credit borrowings	4,589	55	4.86%	870	—	—%	1,484	1	0.27%
Subordinated notes payable, net	95,511	1,455	6.18%	95,493	1,455	6.06%	—	—	—%
Total interest-bearing liabilities	8,778,287	13,336	0.62%	8,376,788	14,946	0.71%	6,829,022	29,280	1.72%
Noninterest-bearing deposits	424,535			457,824			350,086
Other liabilities	247,659			275,766			153,207
Shareholders’ equity	765,400			654,505			628,258
Total liabilities and shareholders’ equity	$10,215,881			$9,764,883			$7,960,573

Net interest income (1)		$38,663			$36,072			$34,952
Net interest spread (1)			1.52%			1.46%			1.66%
Net interest margin (1)			1.59%			1.53%			1.84%
(1)Calculated on a fully taxable equivalent basis.
(2)Annualized.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
LOAN AND LEASE COMPOSITION (UNAUDITED)

	March 31, 2021		December 31, 2020		March 31, 2020
(Dollars in thousands)	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans
Private banking loans	$5,053,621	59.2%	$4,807,800	58.4%	$3,915,555	56.3%
Middle-market banking loans:
Commercial and industrial	1,249,208	14.6%	1,274,152	15.5%	1,191,104	17.1%
Commercial real estate	2,240,353	26.2%	2,155,466	26.1%	1,851,490	26.6%
Total middle-market banking loans	3,489,561	40.8%	3,429,618	41.6%	3,042,594	43.7%
Loans and leases held-for-investment	$8,543,182	100.0%	$8,237,418	100.0%	$6,958,149	100.0%

TRISTATE CAPITAL HOLDINGS, INC.
STATEMENT OF INCOME BY REPORTABLE SEGMENT (UNAUDITED)

	Three Months Ended March 31, 2021				Three Months Ended March 31, 2020
(Dollars in thousands)	Bank	Investment Management	Parent and Other	Consolidated	Bank	Investment Management	Parent and Other	Consolidated
Income statement data:
Interest income	$51,992	$—	$—	$51,992	$64,202	$—	$—	$64,202
Interest expense (benefit)	11,839	—	1,497	13,336	29,296	—	(16)	29,280
Net interest income (loss)	40,153	—	(1,497)	38,656	34,906	—	16	34,922
Provision for credit losses	224	—	—	224	2,993	—	—	2,993
Net interest income (loss) after provision for credit losses	39,929	—	(1,497)	38,432	31,913	—	16	31,929
Non-interest income:
Investment management fees	—	9,234	(234)	9,000	—	7,765	(127)	7,638
Net gain (loss) on the sale and call of debt securities	(1)	—	—	(1)	57	—	—	57
Other non-interest income (loss)	4,631	21	—	4,652	5,652	(31)	—	5,621
Total non-interest income (loss)	4,630	9,255	(234)	13,651	5,709	7,734	(127)	13,316
Non-interest expense:
Intangible amortization expense	—	478	—	478	—	502	—	502
Other non-interest expense	22,655	7,442	703	30,800	21,034	6,626	982	28,642
Total non-interest expense	22,655	7,920	703	31,278	21,034	7,128	982	29,144
Income (loss) before tax	21,904	1,335	(2,434)	20,805	16,588	606	(1,093)	16,101
Income tax expense (benefit)	4,729	310	(434)	4,605	3,348	28	(170)	3,206
Net income (loss)	$17,175	$1,025	$(2,000)	$16,200	$13,240	$578	$(923)	$12,895

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
EARNINGS PER COMMON SHARE (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2021	2020	2020

Basic earnings per common share:
Net income	$16,200	$12,610	$12,895
Less: Preferred dividends on Series A and Series B	1,962	1,963	1,962
Less: Preferred dividends on Series C	1,097	24	—
Net income available to common shareholders	$13,141	$10,623	$10,933

Allocation of net income available:
Common shareholders	$11,127	$10,578	$10,933
Series C convertible preferred shareholders	1,685	38	—
Warrant shareholders	329	7	—
Total	$13,141	$10,623	$10,933

Basic weighted average common shares outstanding:
Basic common shares	31,224,474	28,378,695	28,180,589
Series C convertible preferred stock, as-if converted	4,727,272	102,767	—
Warrants, as-if exercised	922,438	20,053	—

Basic earnings per common share	$0.36	$0.37	$0.39

Diluted earnings per common share:
Income available to common shareholders after allocation	$11,127	$10,578	$10,933

Diluted weighted average common shares outstanding:
Basic common shares	31,224,474	28,378,695	28,180,589
Restricted stock - dilutive	801,798	390,320	427,404
Stock options - dilutive	160,762	98,943	236,851
Diluted common shares	32,187,034	28,867,958	28,844,844

Diluted earnings per common share	$0.35	$0.37	$0.38

	March 31,	December 31,	March 31,
	2021	2020	2020
Anti-dilutive shares:
Restricted stock	71,810	647,717	545,320
Series C convertible preferred stock, as-if converted	4,727,272	4,727,272	—
Warrants, as-if exercised	922,438	922,438	—
Total anti-dilutive shares	5,721,520	6,297,427	545,320

Earnings per common share (“EPS”) is computed using the two-class method, which requires that the Series C convertible preferred stock and warrants to be treated as participating classes of securities in the computation of EPS. In addition, net income is reduced by dividends declared on all series of preferred stock to derive net income available to common shareholders. The two-class method is an earnings allocation that determines EPS for each class of common stock and participating security. Net income available to common shareholders is reduced by the percentage of average common shares allocable to Preferred Series C holders and warrant holders on an as-if converted basis to arrive at net income allocable to common shareholders. Basic EPS is computed by dividing net income allocable to common shareholders by the weighted average number of its common shares outstanding for the period, excluding non-vested restricted stock. Diluted EPS reflects the potential dilution upon the exercise of stock options and warrants, and the vesting of restricted stock awards granted utilizing the treasury stock method. The Series C convertible preferred stock is excluded from diluted weighted average common shares outstanding because the payment of the dividend is considered in the net income allocable to common shareholders for the calculation of basic EPS.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “tangible common equity,” “tangible book value per common share,” “tangible assets,” “tangible assets excluding private banking loans,” tangible common equity ratio,” “tangible common equity ratio excluding private banking loans,” “EBITDA,” “total revenue,” “pre-tax, pre-provision net revenue” and “efficiency ratio.” These non-GAAP financial measures are supplemental measures that we believe provide management and our investors with a more detailed understanding of our performance, although these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures in accordance with GAAP. The non-GAAP financial measures presented herein are calculated as follows:

“Tangible common equity” is defined as common shareholders’ equity reduced by intangible assets, including goodwill. We believe this measure is important to management and investors so that they can better understand and assess changes from period to period in common shareholders’ equity exclusive of changes in intangible assets associated with prior acquisitions. Intangible assets are created when we buy businesses that add relationships and revenue to our Company. Intangible assets have the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets.

“Tangible book value per common share” is defined as common shareholders’ equity reduced by intangible assets, including goodwill, divided by common shares outstanding. We believe this measure is important to many investors who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets associated with prior acquisitions.

“Tangible assets” is defined as total assets reduced by intangible assets, including goodwill. We believe this measure is important to many investors who are interested in changes from period to period in total assets exclusive of changes in intangible assets.

“Tangible assets excluding private banking loans” is defined as total assets reduced by intangible assets, including goodwill, and private banking loans. We believe this measure is important to many investors who are interested in changes from period to period in total assets exclusive of changes in intangible assets and private banking loans.

“Tangible common equity ratio” is defined as (i) common shareholders’ equity reduced by intangible assets, including goodwill, divided by (ii) total assets reduced by intangible assets, including goodwill. We believe this measure is important to many investors who are interested in changes from period to period in the ratio of common shareholders’ equity to total assets exclusive of changes in intangible assets.

“Tangible common equity ratio excluding private banking loans” is defined as (i) common shareholders’ equity reduced by intangible assets, including goodwill, divided by (ii) total assets reduced by intangible assets, including goodwill, and private banking loans. We believe this measure is important to many investors who are interested in changes from period to period in the ratio of common shareholders’ equity to total assets exclusive of changes in intangible assets and private banking loans.

“EBITDA” is defined as net income before interest expense, income tax expense, depreciation expense and intangible amortization expense. We use EBITDA particularly to assess the strength of our investment management business. We believe this measure is important because it allows management and investors to better assess our investment management performance in relation to our core operating earnings by excluding certain non-cash items and the volatility that is associated with certain discrete items that are unrelated to our core business.

“Total revenue” is defined as net interest income and total non-interest income, excluding gains and losses on the sale and call of debt securities. We believe adjustments made to our operating revenue allow management and investors to better assess our core operating revenue by removing the volatility that is associated with certain items that are unrelated to our core business.

“Pre-tax, pre-provision net revenue” is defined as net interest income and non-interest income, excluding gains and losses on the sale and call of debt securities and total non-interest expense. We believe this measure is important because it allows management and investors to better assess our performance in relation to our core operating revenue, excluding the volatility that is associated with provision for loan and lease losses and changes in our tax rates and other items that are unrelated to our core business.

“Efficiency ratio” is defined as total non-interest expense divided by our total revenue. We believe this measure allows management and investors to better assess our operating expenses in relation to our core operating revenue, particularly at the Bank.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2021	2020	2020
Tangible common equity and tangible book value per common share:
Common shareholders’ equity	$596,043	$580,002	$498,301
Less: goodwill and intangible assets	63,433	63,911	65,352
Tangible common equity (numerator)	$532,610	$516,091	$432,949
Common shares outstanding (denominator)	33,160,605	32,620,150	29,762,578
Tangible book value per common share	$16.06	$15.82	$14.55

(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Tangible common equity ratio excluding private banking channel loans:
Common shareholders' equity	$596,043	$580,002	$498,301
Less: goodwill and intangible assets	63,433	63,911	65,352
Tangible common equity (numerator)	$532,610	$516,091	$432,949
Total assets	10,565,150	9,896,816	8,990,061
Less: goodwill and intangible assets	63,433	63,911	65,352
Tangible assets	$10,501,717	$9,832,905	$8,924,709
Tangible common equity ratio	5.07%	5.25%	4.85%
Less: private banking loans	5,053,621	4,807,800	3,915,555
Tangible assets excluding private banking loans (denominator)	$5,448,096	$5,025,105	$5,009,154
Tangible common equity ratio excluding private banking loans	9.78%	10.27%	8.64%

INVESTMENT MANAGEMENT SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2021	2020	2020
Investment Management EBITDA:
Net income	$1,025	$1,167	$578
Interest expense	—	—	—
Income tax expense	310	(74)	28
Depreciation expense	103	104	109
Intangible amortization expense	478	478	502
EBITDA	$1,916	$1,675	$1,217

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2021	2020	2020
Total revenue and pre-tax, pre-provision net revenue:
Net interest income	$38,656	$36,064	$34,922
Total non-interest income	13,651	14,003	13,316
Less: net gain on the sale and call of debt securities	(1)	133	57
Total revenue	$52,308	$49,934	$48,181
Less: total non-interest expense	31,278	34,436	29,144
Pre-tax, pre-provision net revenue	$21,030	$15,498	$19,037

BANK SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2021	2020	2020
Bank total revenue:
Net interest income	$40,153	$37,515	$34,906
Total non-interest income	4,630	5,403	5,709
Less: net gain on the sale and call of debt securities	(1)	133	57
Bank total revenue	$44,784	$42,785	$40,558

Bank efficiency ratio:
Total non-interest expense (numerator)	$22,655	$26,078	$21,034
Bank total revenue (denominator)	$44,784	$42,785	$40,558
Bank efficiency ratio	50.59%	60.95%	51.86%